Exhibit 99

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800
News Release

FOR IMMEDIATE RELEASE                                                                                                                                         July 15, 2004

ROWAN IS AWARDED DEEP SHELF DRILLING CONTRACT

HOUSTON, TEXAS -- Rowan Companies, Inc. (RDC-NYSE) announced today that it has been awarded a drilling contract by a major integrated oil and gas company to drill an ultra deep well on the outer continental shelf in the Gulf of Mexico.

This one-well assignment should commence in December 2004 or January 2005 and is expected to last about one year. Rowan has committed its newest rig to the project, the Tarzan Class Scooter Yeargain, subject to availability, or one of three other specialized jack-ups. Rowan estimates revenues from this contract will range from approximately $28 million to as much as $35 million, depending upon the rig utilized.

Danny McNease, Chairman and Chief Executive Officer, commented, “The niche for Rowan’s specialized rigs is the emerging market for drilling deep, high pressure/high temperature gas wells on the shallow water outer continental shelf of the Gulf of Mexico. There, major oil companies and independent operators are increasingly drilling wells to depths beyond 15,000 feet – so-called “deep shelf” wells – to recover much-needed natural gas from what many in the industry see as a whole new offshore exploration play.

“Rowan has drilled about two-thirds of all the wells drilled so far in the Gulf of Mexico in excess of 18,000 feet. With our specialized equipment and highly-trained and experienced drilling crews, we believe Rowan is well-positioned to maintain a large share of this market.”

Rowan Companies, Inc. is a major provider of international and domestic offshore contract drilling and aviation services. The Company also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries, and a drilling products group that has designed or built about one-third of all mobile offshore jack-up drilling rigs, including all 24 operated by the Company. The Company’s stock is traded on the New York Stock Exchange and the Pacific Stock Exchange. Common Stock trading symbol: RDC. Contact: E. E. Thiele, Chief Financial Officer, 713-960-7686. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.